Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Universal Health Realty Income Trust:

We consent to the incorporation by reference in the registration statements (Nos. 333‑143944, 333-57815, and 333-211903) on Form S-8 and (No. 333-81763) on Form S-3 of Universal Health Realty Income Trust of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Universal Health Realty Income Trust and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III, (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Universal Health Realty Income Trust.

The audit report covering the December 31, 2019 consolidated financial statements refers to a change to the accounting for leases.

(signed) KPMG LLP

Philadelphia, Pennsylvania
February 26, 2020